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                                                                  EXHIBIT (m)(6)

                                  ARMADA FUNDS
                        CLASS 2 SHARES DISTRIBUTION PLAN

         This Distribution Plan (the "Plan") has been adopted by the Board of Trustees of ARMADA FUNDS (the "Trust") in connection with the Class 2 Shares of its Funds in conformance with Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act").

         The Plan: The material aspects of the financing by the Trust of distribution expenses to be incurred in connection with securities of which it is the issuer are as follows:

         1. Each investment portfolio of the Trust that is so authorized by resolution of the Board of Trustees (each, a "Fund") will reimburse the Distributor for the following costs and expenses incurred with respect to its Class 2 Shares: (a) direct and indirect costs and expenses incurred in connection with the advertising and marketing of the Fund's Class 2 Shares, including but not limited to any advertising or marketing via radio, television, newspapers, magazines, or direct mail solicitation, and (b) direct and indirect costs and expenses incurred in preparing, printing and distributing the Fund's prospectus for Class 2 Shares (except those used for regulatory purposes or for distribution to existing shareholders) and in implementing and operating the Plan.

         The Distributor will be reimbursed monthly for such costs, expenses or payments at an annual rate of up to but not more than .10% of the average aggregate net assets of Class 2 Shares of each Fund.

         2. Pursuant to this Plan, there is no distribution fee payable by the Trust to the Distributor.

         3. The Board of Trustees shall be provided, at least quarterly, with a written report of all amounts expended pursuant to the Plan. The report shall state the purpose for which the amounts were expended.

         4. The Plan shall continue until September 30, 2002, unless earlier terminated in accordance with its terms, and thereafter shall continue for successive annual periods, provided such continuance is approved by a majority of the Board of Trustees, including a majority of trustees who are not "interested persons" (as defined in the Act) of the Trust and have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan ("Qualified Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the continuation of the Plan.


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         5. The Plan may be amended at any time by the Board of Trustees provided that (a) any amendment to increase materially the costs which the Trust may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Class 2 Shares of each Fund of the Trust, and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 4 hereof.

         6. The Plan is terminable without penalty at any time by a vote of a majority of the Qualified Trustees, or vote of a majority of the outstanding voting securities of the respective Class 2 Shares of each Fund of the Trust.

         7. As long as this Plan is in effect, the selection and nomination of trustees who are not interested persons of the Trust (as defined in the Act) shall be committed to the discretion of the trustees then in office who are not "interested persons" of the Trust.

         8. Any distribution agreement shall provide that (a) payments to be made by the Trust to the Distributor pursuant to the Plan as reimbursement of expenses shall be for direct expenses of the Distributor authorized to be incurred by the Trust pursuant to paragraph 1 of this Plan, (b) upon termination of the Plan, the benefits inuring to the Distributor shall immediately cease, and (c) expenses of the Distributor under the Plan in any fiscal year of the Trust which cannot be paid by the Trust because payment of such expenses would cause the Trust to exceed the limitation set forth in paragraph 1 of this Plan during such fiscal year, shall not be payable to the Distributor in any succeeding fiscal year of the Trust.

         9. The Trust shall preserve copies of this Plan, any related agreements and all reports made pursuant to paragraph 3 hereof for a period of not less than six years from the date of this Plan, any agreement, or any report, as the case may be, the first two years in an easily accessible place.

Approved by Board of Trustees: May 16, 2002


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